                                                                    EXHIBIT 11


   STATEMENT OF DETERMINATION OF COMMON SHARES AND COMMON SHARE EQUIVALENTS
   ------------------------------------------------------------------------


                                         Average No. of Common Shares
                                          & Common Share Equivalents
                                           Assumed to be Outstanding
                                           During the Quarter Ended:
                                         ----------------------------

                                           June 1,           June 3,
                                            1996              1995
                                         ----------        ----------
Weighted average number of
common shares outstanding (a)            13,663,929        13,459,895

Common share equivalents
resulting from the assumed
exercise of stock options (b)               259,669           162,915
                                         ----------        ----------

Total primary common shares
and common share equivalents             13,831,179        13,622,810
                                         ==========        ==========


(a) Beginning balance of common stock adjusted for changes in amount outstanding, weighted by the elapsed portion of the period during which the shares were outstanding.

(b) Common share equivalents computed by the "treasury" method. Share amounts represent the dilutive effect of outstanding stock options which have an option value below the average market value for the current period.


                                      14